Exhibit 99.1

      Primus Announces Preliminary Second Quarter 2004 Financial Results

    Company to Announce Complete Second Quarter Results on August 4, 2004

    SEATTLE, July 8 /PRNewswire-FirstCall/ -- Primus Knowledge Solutions, Inc. (Nasdaq: PKSI) announced today preliminary results for its second quarter ended June 30, 2004. The Company anticipates that second quarter revenue will be approximately $5.7 million, a 54% increase as compared to the $3.7 million reported in the second quarter of 2003, and revenue of approximately
$11.8 million for the six months ended June 30, 2004, a 28% increase compared to $9.2 million for the six months ended June 30, 2003.

    "While we were able to grow revenues significantly over the second quarter of 2003, we were disappointed that we had a number of transactions that we were unable to close before the end of this quarter," said Michael Brochu, chief executive officer and president. "We anticipate closing these transactions and capitalizing on other opportunities during the remainder of 2004," continued Brochu.

    The losses for the three and six month periods ended June 30, 2004 are expected to be in the range of $0.09 to $0.12 per share and $0.22 to $0.25 per share, respectively, compared to losses of $0.14 per share and $0.20 per share in the three and six month periods ended June 30, 2003, respectively.

    Included in total revenue for the second quarter of 2004 is license revenue from an enterprise license agreement with an existing customer for Primus Communications Center, Primus' electronic commerce platform. This transaction represented approximately 20% of total revenue for the second quarter of 2004. This was a non-cash transaction, as the customer elected to apply an existing deposit balance against all amounts due.

    The Company has cash and cash equivalents of approximately $8.3 million at June 30, 2004.

    Michael Brochu, president and chief executive officer, and Ron Stevens, chief financial officer, invite you to participate in a conference call reviewing complete second quarter 2004 results on Wednesday, August 4, 2004 at 2:00 p.m. PT. Final results will be released the same day after the close of market.

    The conference call number is 800-374-1745. Please call five minutes in advance to ensure that you are connected prior to the presentation. A playback of the call will be made available for one week, two hours after the completion of the call and the call will also be available for playback via Primus' website at www.primus.com. Playback call numbers are 800-642-1687 for domestic calls and 706-645-9291 for international calls. The pass code for the playback is 8670824.

    About Primus

    Primus Knowledge Solutions develops award-winning software that enables companies to provide a superior customer experience via contact centers, help desks, Web self-service, and electronic communication channels. Primus technology powers every interaction with knowledge to increase customer satisfaction and reduce operational costs. Primus continues to receive industry accolades for its robust product suite. In 2003, Primus received the STAR Award for "Best Support Technology Vendor" from the Service & Support Professionals Association (SSPA), was recognized for its trend-setting products and named one of the "100 Companies that Matter in Knowledge Management" by KMWorld magazine, and received the CRM Excellence Award from the editors of Customer Interaction Solutions magazine. Global organizations such as Allied Irish Bank, The Boeing Company, CompuCom, EMC, Ericsson, Inc., Fujitsu Limited, Inc., IBM, Eastman Kodak Co., HSBC, Orange, Motorola, 3Com, and T-Mobile rely on Primus technology to enhance their customer service and support initiatives. Visit www.primus.com for more information.

    NOTE: Primus and Primus Knowledge Solutions are registered trademarks of Primus Knowledge Solutions, Inc. Other products and company names mentioned in this press release may be the trademarks of their respective owners.

    Any statements, expectations and assumptions contained in this press release that do not describe historical facts, such as statements about anticipated future financial results, such as anticipated revenues, cash flows and operating results, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There is no guarantee that these results will actually occur. Any forward-looking statements contained in this release are based on current expectations, are not guarantees of future performance, and are subject to a number of risks and uncertainties. Factors that could cause actual results to differ materially from current expectations include the following: final review of the results for the quarter and preparation of quarterly financial statements; difficulties encountered in the integration of personnel and products from recent acquisitions; difficulties encountered in the integration, deployment, or implementation of our products and customer's systems; failure in customer's widespread adoption and use of our products; quality of customer's databases of solutions; fluctuations in customer demand; use of the Web as a delivery vehicle for customer support or eCRM solutions; risk resulting from new product introductions and customer acceptance of new products; rapid technological change; the risks associated with competition, pricing policies and the rapid consolidation of competitors; continued growth in the use of the Internet; the ability of Primus to manage its growth and integration efforts and the ability of Primus to compete successfully in the future, as well as other risks identified in Primus' Securities and Exchange Commission filings, including but not limited to those appearing under the caption "Factors Affecting our Future Operating Results" in Primus' most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available at www.SEC.gov. Primus assumes no obligation to update the information in this press release.

    CONTACT:  Primus Investor Relations, +1-206-834-8341, or
Investor.relations@primus.com, or Primus Public Relations, +1-206-834-8325, or ktreat@primus.com.

SOURCE  Primus Knowledge Solutions, Inc.
    -0-                             07/08/2004
    /CONTACT:  Primus Investor Relations, +1-206-834-8341, or
Investor.relations@primus.com, or Primus Public Relations, +1-206-834-8325, or ktreat@primus.com/
    /Web site:  http://www.primus.com /
    (PKSI)

CO:  Primus Knowledge Solutions, Inc.
ST:  Washington
IN:  CPR STW
SU:  CCA ERP